Exhibit 99.1

ATG Announces Third-Quarter 2003 Results

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Oct. 21, 2003--ATG (Art Technology Group, Inc., NASDAQ: ARTG) today announced its results for the third quarter ended September 30, 2003. Total revenues for the third quarter of 2003 were $16.0 million, compared with total revenues for the third quarter of 2002 of $24.5 million. Net loss for the third quarter of 2003, in accordance with accounting principles generally accepted in the United States (GAAP), was $3.2 million, or ($0.04) per share, compared with a GAAP net loss of $3.1 million, or ($0.04) per share, in the third quarter of 2002.
    For the nine months ended September 30, 2003, total revenues were $56.7 million, compared with total revenues for the nine months ended September 30, 2002 of $77.0 million. The company's GAAP net income for the nine months ended September 30, 2003 was $0.1 million, or $0.00 per share, compared with a net loss for the nine months ended September 30, 2002 of $8.7 million, or ($0.12) per share. Net income for the nine months ended September 30, 2003 includes a net benefit from restructuring charges of $5.3 million. Excluding the net benefit, the company's net loss (non-GAAP) for the period would have been $5.2 million, or ($0.07) per share.


THIRD-QUARTER FINANCIAL HIGHLIGHTS
(In millions, except per share data, and percentages)

                               Three Months Ended   Nine Months Ended
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                   2003      2002      2003      2002

Total revenues                    $16.0     $24.5     $56.7     $77.0
 License revenue                    5.0      11.8      22.0      36.6
   Percent of total revenues         31%       48%       39%       48%
 Services revenue                  11.0      12.7      34.8      40.4
   Percent of total revenues         69%       52%       61%       52%

Net income/(loss) (GAAP)           (3.2)     (3.1)      0.1      (8.7)

Net income/(loss) per share
 (GAAP)                           (0.04)    (0.04)     0.00     (0.12)

Cash, cash equivalents and
 marketable securities            $46.0     $72.5     $46.0     $72.5


    "Although we are disappointed with these results, ATG had many significant accomplishments in the third quarter," said Bob Burke, ATG president and CEO. "We added significant new customers during the quarter and announced the general availability of ATG 6.1. We also remain on track for the delivery of further product releases in both the fourth quarter of 2003 and in the first half of 2004."
    "ATG made good progress in strengthening its balance sheet during the quarter," said Ed Terino, ATG chief financial officer. "We successfully negotiated a settlement for an excess lease obligation in Germany, which removed a significant liability from the company's balance sheet and will help the company get closer to cash flow positive performance. We also reduced our expense run rate, and we continue to be diligent in managing our cash balance while investing in the future of ATG."

    THIRD-QUARTER HIGHLIGHTS

    During the third quarter of 2003, ATG:

    -- Earned repeat business from existing customers such as AT&T Business Services, AT&T Wireless, Bunge, Dresdner Bank, FranklinCovey, Friends Provident Management Services, General Motors, Hyatt, J.Crew, Johnson & Johnson, Mercedes Benz and Warner Music Group.

    -- Continued to add to ATG's blue-chip customer list by winning business with new customers such as Casual Male Retail Group, Chugai Pharmaceutical, Cushman Wakefield, Elano, Metropolitan Life Insurance Company, Saint James' Place and T-Mobile.

    -- Announced the general availability for ATG 6.1. This latest product release includes significant upgrades to ATG's dynamic Web content management product, support for industry-leading application servers and significant enhancements to ATG's innovative Scenario Personalization.

    -- Settled an $11.8 million excess lease obligation for a facility located in Frankfurt, Germany for $6.4 million. In addition to the $6.4 million payment, the company made a $1.0 million payment for German Value Added Tax (VAT). ATG expects to recover this $1.0 million payment in full during the fourth quarter of 2003. Year to date, ATG has settled approximately $50 million in excess lease obligations for $16.1 million. This has resulted in reducing ATG's accrued restructuring liability from $52 million at December 31, 2002 to $22 million at September 30, 2003.

    -- Lowered total cost of revenues and total operating expenses from $21.0 million in the second quarter of 2003 (excluding the net benefit from restructuring charges of approximately $5.3 million) to $19.2 million in the third quarter of 2003.

    OUTLOOK

    "ATG has built a strong reputation of technology leadership. We believe the recent launch of ATG 6.1, planned enhancements to our core technology and introduction of new self-service application solutions in the coming quarters will enable us to build on this legacy," stated Burke. "We anticipate that, over time, these investments will enhance ATG's growth prospects."
    For the fourth quarter of 2003, the company anticipates sequential revenue growth from the third quarter of 2003. Additionally, the company anticipates flat, or a modest sequential increase, in total operating expenses and total cost of revenues. The company anticipates that as of December 31, 2003, its balance of cash, cash equivalents and marketable securities will be in the range of $40 million to $43 million.

    CONFERENCE CALL REMINDER

    ATG management will discuss the company's third-quarter 2003 financial results, business outlook for the fourth quarter of 2003 and continued product development plans on its quarterly conference call for investors at 5:30 p.m. EDT today, October 21, 2003. The conference call will be broadcast live over the Internet. Investors interested in listening to the Webcast should log onto the "Investors" section of the ATG Website, located at www.atg.com, at least 15 minutes before the event's broadcast.

    FINANCIAL PRESENTATION

    The company is providing non-GAAP financial measures as the company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of ATG's core operations. Net loss (non-GAAP) excludes the net restructuring benefit associated with the favorable settlement of certain of ATG's excess lease obligations, offset by adjustments to other facilities and employee severance restructuring charges. These charges have been excluded from non-GAAP financial measures as management does not believe that they are representative of underlying trends in the company's performance and their exclusion provides individuals with additional information to more readily compare the company's results over multiple periods. The company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the company's core business. Therefore, the company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

    ABOUT ATG

    ATG (Art Technology Group, Inc.) is a leading provider of innovative software applications for commerce and customer self-service. Customers around the globe rely on ATG for the frontline applications that enhance and improve the entire customer lifecycle experience. Deployed on the industry's most popular application servers, ATG's application suites for e-commerce, portals, and relationship management are ideal for integrating online initiatives across the enterprise.
    ATG has delivered online solutions to blue-chip companies worldwide including Aetna Services, Alcatel, American Airlines, Barclays Global Investors, Best Buy, BMG Direct, Eastman Kodak, Ford Motor Credit, HSBC, J.Crew, Sun Microsystems, Walgreens, and Wells Fargo. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America, Europe, and Asia. For more information about ATG, please visit our Web site at www.atg.com.

    (C) 2003 Art Technology Group, Inc. ATG and Art Technology Group are registered trademarks of, and Scenario Personalization is a service mark of, Art Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

    The statements in paragraphs 3 and 4, bullet point 4 of the section labeled "Third-Quarter Highlights" and the statements in paragraphs 1 and 2 of the section labeled "Outlook" include forward-looking statements. When and if future product releases will be made available remains at the sole discretion of ATG, and any references to ATG 6.1 or future products should be considered forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause ATG's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks include the effect of weakened or weakening economic conditions or perceived conditions on the level of spending by customers and prospective customers for ATG's software and services; financial and other effects of cost control measures; quarterly fluctuations in ATG's revenues or other operating results; customization and deployment delays or errors associated with ATG's products; the result of longer sales cycles for ATG's products and ATG's ability to conclude sales based on purchasing decisions that are delayed; satisfaction levels of customers regarding the implementation and performance of ATG's products; ATG's need to maintain, enhance and leverage business relationships with resellers and other parties who may be affected by changes in the economic climate; ATG's abilities to attract and maintain qualified executives and other personnel and to motivate employees; activities by ATG and others related to protection of intellectual property; potential adverse financial and other effects of litigation and the release of competitive products and other activities by competitors. Further details on these risks are set forth in ATG's filings with the Securities and Exchange Commission, which are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.


                      Art Technology Group, Inc.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                              (Unaudited)

                             Three Months Ended    Nine Months Ended
                            Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                               2003       2002       2003       2002

Revenues:
  Product license             $5,001    $11,825    $21,971    $36,573
  Services                    11,008     12,677     34,769     40,404
  Total Revenues              16,009     24,502     56,740     76,977

Cost of Revenues:
  Product license                530      1,118      1,492      3,257
  Services                     4,598      8,119     15,391     25,941
  Total Cost of Revenues       5,128      9,237     16,883     29,198

Gross Profit                  10,881     15,265     39,857     47,779
  Gross profit  %                 68%        62%        70%        62%

Operating Expenses:
  Research & development       4,187      5,419     14,014     16,552
  Sales & marketing            7,567      9,713     24,431     33,270
  General & administrative     2,321      3,021      7,335      7,777
  Stock-based compensation        18        246        117        775
  Restructuring
   expense/(benefit)               -          -     (5,273)       (89)
  Total Operating Expenses    14,093     18,399     40,624     58,285

Loss from Operations          (3,212)    (3,134)      (767)   (10,506)

Interest and Other Income,
 net                              17         77        868      1,849

Income/(loss) before
 provision for income taxes   (3,195)    (3,057)       101     (8,657)
Provision for income taxes         -          -          -          -

Net income/(loss)            $(3,195)   $(3,057)      $101    $(8,657)

Basic net income/(loss) per
 share                        $(0.04)    $(0.04)     $0.00     $(0.12)

Diluted net income/(loss)
 per share                    $(0.04)    $(0.04)     $0.00     $(0.12)

Basic weighted average
 common shares outstanding    72,052     69,954     71,503     69,737

Diluted weighted average
 common shares outstanding    72,052     69,954     73,398     69,737



                      Art Technology Group, Inc.
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                              (Unaudited)

                                            As of the period ended
                                           September 30,  December 31,
                                               2003           2002

                 Assets
 Current assets:
 Cash, cash equivalents and marketable
  securities                                  $46,016        $68,558

 Accounts receivable, net                      12,379         25,221
 Prepaid expenses and other current
  assets                                        2,171          2,489
   Total current assets                        60,566         96,268

 Property and equipment, net                    4,270          6,998
 Other assets                                   2,283          1,569
   Total assets                               $67,119       $104,835

     Liabilities and Stockholders' Equity
 Current liabilities:
 Accounts payable                              $1,970         $2,563
 Accrued expenses                              11,645         18,219
 Deferred revenue                              14,108         15,674
 Accrued restructuring short-term               9,298         19,819
   Total current liabilities                   37,021         56,275

 Accrued restructuring long-term               13,184         32,537

   Stockholders' equity                        16,914         16,023
   Total liabilities and stockholders'
    equity                                    $67,119       $104,835

    CONTACT: Art Technology Group, Inc.
             Ed Terino, 617-386-1005
             eterino@atg.com
             or
             Jerry Sisitsky, 617-386-1158
             jsisitsk@atg.com